Exhibit 99.1

Press/Analyst Contacts

Katie Juran
Adobe Systems Incorporated
408-536-3588
kjuran@adobe.com

John Derryberry
A&R Partners
650-762-2817
jderryberry@arpartners.com

Investor Relations Contact:
Mike Saviage
Adobe Systems Incorporated
408-536-4416
ir@adobe.com

Adobe Promotes Shantanu Narayen to President and Chief Operating Officer

Newly-created position supports growing business, expanded strategy

SAN JOSE, Calif. —Jan. 17, 2005 — Adobe Systems Inc. (Nasdaq: ADBE) today announced the promotion of Shantanu Narayen, 41, to the newly created position of president and chief operating officer.

In his new position, Narayen continues to report to Adobe chief executive officer Bruce Chizen and is responsible for engineering, product marketing and sales of Adobe’s software solutions for creative professional, consumer and enterprise customers. He previously was executive vice president, worldwide products, a position he has held since 2001.

“During the past three years, Shantanu has worked closely with me running the day-to-day operations of Adobe’s global business,” said Chizen. “Under his leadership, Adobe has defined and implemented the product and marketing strategies that are driving our current growth. As Adobe continues expanding into the enterprise and other new market areas, I will increase my focus on the longer term strategies that will fuel the company’s future growth.”

Before becoming executive vice president of worldwide products, Narayen was senior vice president of worldwide product development, where he successfully oversaw all worldwide research and development for Adobe’s award-winning products. He also held positions as vice president and general manager of Adobe’s engineering technology group where he helped grow the Adobe India development center and started the Product Technology Integration Group to focus on customer workflows.

Before joining Adobe in 1998, Narayen co-founded Pictra Inc., a digital photo sharing software business. Previously, he was director of desktop and collaboration products at Silicon Graphics Inc. and, before that, held various senior management positions at Apple Computer, Inc.

Narayen, who holds five patents, has a bachelor’s degree in electronics engineering from Osmania University in India, and a master’s degree in computer science from Bowling Green State University. He also holds a master’s degree from the Haas School of Business at the University of California at Berkeley, where he currently serves on the Advisory board

About Adobe Systems Incorporated

Adobe is the world’s leading provider of software solutions to create, manage and deliver high-impact, reliable digital content. For more information, visit www.adobe.com.

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